Exhibit (a)(5)(ii)

FOR IMMEDIATE RELEASE For More Information Contact: Aberdeen Asset Management Inc. Investor Relations 866-839-5205 InvestorRelations@aberdeen-asset.com

THE INDIA FUND, INC. ANNOUNCES EXPIRATION

AND PRELIMINARY RESULTS OF CASH TENDER OFFER

PHILADELPHIA, April 4, 2014 — The India Fund, Inc. (NYSE: IFN; the “Fund”) announced today the preliminary results of its cash tender offer for up to 5,240,267 shares of its common stock, representing approximately 15% of its outstanding shares. The offer expired at 11:59 p.m. New York City Time on Thursday, April 3, 2014.

Based on current information provided by Computershare, the depositary for the tender offer, approximately 15,901,956 shares of common stock, or 45.52% of the Fund’s outstanding shares, were tendered through the expiration date. This total includes shares tendered pursuant to notices of guaranteed delivery. This number is subject to adjustment and should not be regarded as final. Since the number of shares tendered exceeded 15% of the Fund’s outstanding shares, the Fund will accept shares tendered on a pro-rata basis. No more than a total of 5,240,267 properly tendered shares will be accepted for payment at a price per share equal to 98% of the Fund’s net asset value per share (“NAV”) as of the close of regular trading on the New York Stock Exchange (“NYSE”) on April 4, 2014. It is expected that approximately 32.95% of the shares tendered will be accepted for payment. The final number of shares validly tendered and accepted pursuant to the tender offer will be announced at a later date.

This announcement is not an offer to purchase or a solicitation of an offer to purchase any securities of the Fund, nor shall there be any sale of the Fund’s shares in any jurisdiction in which such offer or solicitation would violate that jurisdiction’s laws.

The Fund is a closed-end management investment company and its investment objective is long-term capital appreciation, which it seeks to achieve by investing primarily in the equity securities of Indian companies. The Fund is traded on the NYSE under the trading symbol “IFN.” Aberdeen Asset

Management Asia Limited serves as the Investment Manager to the Fund. The Investment Manager is an affiliate of Aberdeen Asset Management PLC. Information on the Fund can be obtained on the Fund’s website at www.aberdeenifn.com or by calling the Fund’s toll-free phone number at 1-866-839-5205.

Important Information

Closed-end funds are traded on the secondary market through one of the stock exchanges. The Fund’s investment return and principal value will fluctuate so that an investor’s shares may be worth more or less than the original cost. Shares of closed-end funds may trade above (a premium) or below (a discount) the net asset value (NAV) of the fund’s portfolio. There is no assurance that the Fund will achieve its investment objective. Past performance does not guarantee future results.

International investing entails special risk considerations, including currency fluctuations, lower liquidity, economic and political risks, and differences in accounting methods; these risks are generally heightened for emerging market investments and single country funds.

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking and can be identified by the use of words such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” “continue” or other similar words. Such forward-looking statements are based on the Fund’s current plans and expectations, and are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Additional information concerning such risks and uncertainties are contained in the Fund’s filings with the SEC.

Aberdeen Asset Management is the marketing name in the U.S. for the following affiliated, registered investment advisers: Aberdeen Asset Management Inc., Aberdeen Asset Managers Limited, Aberdeen Asset Management Limited, and Aberdeen Asset Management Asia Limited (collectively, the “Aberdeen Advisers”). Each of the Aberdeen Advisers is wholly owned by Aberdeen Asset Management PLC. “Aberdeen” is a U.S. registered service mark of Aberdeen Asset Management PLC.

If you wish to receive this information electronically, please contact: InvestorRelations@aberdeen-asset.com
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